Exhibit 10.3

August 15, 2005

James Mayo
170 Prospect Avenue
Apt 15L
Hackensack, NJ 07601

Dear James:

             You are receiving this letter because you are a participant in the Hudson United Bancorp, Inc. Supplemental Employees’ Retirement Plan (the “SERP”). In accordance with the decision of the Compensation Committee on March 16, 2004, SERP participants and their eligible dependents have been granted the ability to continue their medical benefits under the group health plan maintained by Hudson United Bancorp, Inc. (the “Bank”) if their employment with the Bank terminates. Please read this letter carefully, because it contains important information about your medical benefits if your employment with the Bank terminates.

             The continued medical coverage will be the same as your coverage as an active participant in the Medical Plan. It will be available to you and your eligible dependents until you become Medicare eligible. In general, you become Medicare eligible if you or your spouse worked for at least 10 years in Medicare-covered employment and you are 65 years old and a citizen or permanent resident of the United States. You might also qualify for Medicare coverage if you are a younger person with a disability or with End-Stage Renal disease (permanent kidney failure requiring dialysis or transplant).

             If you decide to continue your medical coverage, you must make an election to do so at the time of the termination of your employment, and on a form that will be provided to you by the Bank. If you elect to continue your medical coverage, you will be responsible to pay the full cost of the coverage. If you do not elect to continue your medical coverage as provided in this letter, you will still have the option of electing continuation coverage under COBRA.

             In the event the Bank is unable at any time to provide you with such continued coverage under its group Medical Plan, the Bank will, at its option, procure a separate individual or group policy for you which provides substantially similar coverage to the Bank’s Medical Plan at such time, and the premiums charged to you for such coverage will equal the COBRA premium charged by the Bank under its Medical Plan for the same class of coverage (i.e., single, husband and wife, family, etc.). You agree to comply with any reasonable requests by the Bank to enable it to secure an individual or group policy on your behalf.

             The Bank reserves the right to change, modify or discontinue its Medical Plan at any time. This Agreement shall be binding on the Bank and its successors.

             If you have any questions, please call Ricardo Rojas at 201-236-2808.

Very truly yours,

/s/ Peter Visaggio

Peter Visaggio
Director of Human Resources
Hudson United Bank

AGREEMENT AND ACCEPTANCE

I acknowledge that I have reviewed the foregoing letter agreement dated August 15, 2005 (the “Letter Agreement”) regarding available continued medical benefits under the group health plan maintained by Hudson United Bancorp, Inc., agree to the terms described in the Letter Agreement and hereby accept such terms.

AGREED AND ACCEPTED

Signature: /s/ James Mayo	Date: 8/15/05